                          MIDAMERICA ST. LOUIS AIRPORT

                  DISPOSAL OF AIRCRAFT DEICING FLUID AGREEMENT

This Agreement is made and entered into between the Public Building Commission of St. Clair County, Illinois (County) and BIFS Technologies Corporation of
Sarasota, Florida (Contractor).

Witnesseth, that:

Whereas, St. Clair County now owns, operates and maintains an airport known as
MidAmerica St. Louis Airport, (Airport), located in the County; and

Whereas, the proper disposal of aircraft deicing fluid is an operational necessity at the airport; and

Whereas, County has advertised and received competitive bids for the proper disposal of aircraft deicing fluid at the Airport, and by this process County has determined that Contractor is a qualified operator of this service and has submitted a Bid deemed advantageous to the County;

Now Therefore, for and in consideration of the promises, and of the mutual covenants and agreements herein contained, and other valuable considerations,
County and Contractor agree as follows:

                                    ARTICLE I

                      ANAEROBIC/AEROBIC REMEDIATION PROCESS

Section 101.  Description. The BIFS process is cost_effective system that utilizes selected bacteria in combination with a superior filter mechanism efficiently converted glycol and solvents into methane (CH4) and carbon dioxide
(C02). Discharge levels of chemical oxygen demand (COD) and biological oxygen demand (BOD) meet or exceed EPA requirements. The amount of sludge and other compounds, which may require further processing, are minuscule. Finally, as a by_product, useful energy (methane) is obtained.

The BIFS BioFilter system is modular in design. Depending upon volume, a series of in line tanks or treatment vessels can be assembled. The system consists of a ixed film, upflow-downflow biofilter with superior circulation capability; a heat exchanger where required, to insure proper operational temperature; and
appropriate biogas discharge capability.

The rapid, high volume movement of the contaminated water over the anaerobic culture insures high rates of both performance, the reduction of COD, and production, the amount of wastewater treated. On the basis of COD, the Anaerobic
BioFilter will reduce pollutant concentrations by greater than 99%. The remaining fractional percentage of COD will be removed by aerobic treatment rendering the essentially glycol free wastewater suitable for surface discharge.

Section 102. Technology.

A.       A supply pump installed at the detention basin pumps a continuously metered influent flow to the BioFilter system.

B.       Influent fluid from detention basin is passed through single pass heat exchanger to assure that the temperature is within required range. Heat exchanger is looped to dual fuel boiler as energy source.

C.       Influent enters the BioFiltration reactors and is recirculated, processed and analyzed. The process continues until effluent meets or exceeds discharge specifications.

D.       The final Anaerobic effluent is discharged to the Aerobic BioFiltration reactor for final polishing to assure it meets or exceeds required minimum compliance discharge.

E.       Final Aerobic effluent monitored for minimum discharge standard and automatically diverted for alternate discharge or recycled.

Section 103. Equipment. The proposed modular system is capable of processing up to ________ gallons of used glycol_based, deicing and anti_icing fluids and associated stormwater runoff annually.

                                   ARTICLE II

                                 USE OF PREMISES

Section 201. Compliance with Rules and Regulations. Contractor shall comply with all Rules and Regulations, which the Airport Director may establish from time to time. In addition, Contractor shall comply with all statutes, laws, ordinances, orders, judgments, decrees, regulations, directions and requirements of all federal, state, county, local and other governmental authorities, now or hereafter applicable to the Premises or to any adjoining public ways, as to the manner of use or the condition of the Premises or of adjoining public ways.

Section  202.  Repairs and  Maintenance. Contractor will provide and pay for all repairs and maintenance of the Premises, except the following, which shall be the responsibility of County:

A.       The structural components of the glycol retention pond.

B.       The utility system to the Premises.

Contractor will perform the following functions as part of its responsibilities in the repair and maintenance of the Premises. The following list includes certain functions but Contractor's responsibilities are not limited to those functions:

A.       Perform all needed maintenance and repair of the equipment and fixtures provided by Contractor.

B.       Keep Premises  ree from all fire and other hazards to persons and property and furnish and maintain adequate portable fire protection equipment.

C.       Repair all damage to the Premises and the Airport when such damage results from the careless or negligent acts of Contractor or
         Contractor's employees or agents.

D.       No storage will be permitted on the exterior areas of the Premises.

The Airport Director may temporarily or permanently close any roadway or other right_of_way for access to the Premises, so long as another means of access is provided. Contractor understands and agrees that there may be inconveniences caused by construction or renovations of the Airport, and Contractor hereby releases and discharges County from any and all claims or causes of action arising out of the closing of any right_of_way.

Section 203. Right to Enter, Inspect and Make Repairs. County and its authorized officers, employees, agents, contractors, subcontractors and other representative shall have the right (at such times as may be reasonable under the circumstances and with as little interruption of Contractor's operations as is reasonably practicable) to enter upon and in the Premises for the following purposes:

A.       To inspect such Premises to determine whether Contractor has complied and is complying with the terms and conditions of this Agreement.

B.       To perform maintenance and make repairs in any case where Contractor is obligated, but has failed to do so, after County has given  Contractor notice so to do, in which event Contractor shall reimburse County for the cost thereof plus a charge of 15% for overhead promptly upon demand.

C.       To gain access to the mechanical, electrical, utility and structural systems of the Airport for the purpose of maintaining and repairing such systems.

Section 204. Utilities. County shall provide and pay for electricity to BIFS units that operate on electricity. Contractor shall provide and pay for other utilities it requires.

County shall not be liable to Contractor in damages or otherwise for the interruption of any utility service, or for any delay in the supplying or furnishing of any utility service.

Section 205. County reserves the right and Contractor agrees that the Airport
Director may require Contractor to restore the Premises to the condition that originally existed at the time Contractor took possession of the Premises.
Contractor agrees to bear all costs of such removals and restorations.

                                   ARTICLE III

                          IMPROVEMENTS AND ALTERATIONS

Section 301. Construction by Contractor. Contractor takes the Premises "as is"
and may, at Contractor's sole cost and expense, refurbish the Premises in accordance with plans prepared by Contractor and approved by the Airport
Director subject to the requirements of this Article. All BIFS units installations, including electrical and communication, are to be done at the sole expense of Contractor and in accordance with the requirements of this
Article.

Section 302. Preparation of Plans and Specifications. Contractor shall submit detailed drawings, plans and specifications for improving and equipping the
Premises. Contractor will begin work on proposed construction only after it has received the written approval of its plans and specifications from the Airport
Director.

Section 303. Contractor's Liability Insurance. In any contract appertaining to improving and equipping the Premises, Contractor shall require the contractor to cause St. Clair County, County Board, Public Building Commission, SP Operations
and Management Services Company (SPMC) and their respective officers, agents and employees, to be insured against the risk of claims and demands, just or unjust, by third persons against County, its County Board, Public Building Commission,
SPMC and their respective officers, agents and employees, against and from all such claims and demands, a combined single limit of not less than $2,000,000 for bodily injury and property damage and include County and SP Operations and
Management Services Co. as additional insured. Said insurance shall be in a form agreeable to County, and certificates showing proof of coverage shall be delivered to the Airport Director.

Section 304. Performance and Payment Bonds. Contractor shall require each of its contractors and suppliers of construction materials to furnish Performance and
Payment Bonds in the full amount of any contract in a form acceptable to County.
The Payment Bond shall comply with the coverage requirements and conditions of
State of Illinois Statutes as amended. Copies of the bonds shall be given to
County for approval before work begins. Any sum or sums derived from said
Performance and Payment Bonds shall be used for the completion of said construction and the payment of laborers and material suppliers.

Section 305. Mechanics' and Materialmen's Liens. Contractor agrees not to permit any mechanics' or materialmen's or any other lien to be foreclosed upon the
Premises or any part or parcel thereof, or the improvements thereon, by reason of any work or labor performed or materials furnished by any mechanic or materialman or for any other reason.

Section 306. Certificates of Completion. Upon the completion of improvements to the Premises, Contractor shall submit to the Airport Director a copy of its acceptance letter certifying completion, and a certified copy of any certificate or permit which may be required by any federal, state or local government or agency in connection with the completion or occupancy thereof by Contractor.

Section 307.  Signs.

A.       Contractor shall not, without the prior written approval of the Airport
         Director erect, maintain or display any signs on the Premises. The term
         "sign" as used herein, shall mean advertising signs, billboards, identification signs or symbols, posters, displays, logos, or any similar devices. Contractor shall comply with all rules promulgated by the Airport Director regarding the placement of signs in the Premises.

B.       Prior to the erection, construction or placing of any sign, Contractor shall submit to the director for approval, drawings, electrical details, sketches, designs, elevations, mounting details and dimensions of such signs. Any conditions, restrictions or limitations with respect to the use thereof as stated by the Director in writing shall become conditions of the Agreement.

C.       Contractor will not place any signs outside of the Premises.

Section 308. Title to Improvements and Fixtures. All improvements constructed or placed in the Premises by Contractor, and all alterations, modifications and enlargements thereof shall become part of the Premises with title vesting in
County upon expiration or earlier termination of this Agreement; subject, however, to Contractor's obligation to operate, repair, maintain and replace, and its right of possession, use and occupancy during the term and in accordance with the Agreement.

                                   ARTICLE IV

                                  PROJECT TERMS

Section 401. This Agreement is a maximum five (5) year contract, with 2 five (5)
year extensions, at the County's option, to treat a maximum of _________ gallons per year of ADF from the Glycol Basin. The fee for such treatment shall be
$__________ annually at the unit rate of _____ cents per gallon of ADF treated, which ever is greater. The Contractor will invoice County monthly with full payment expected within 30 days of the invoice date.

 Section 402. The unit price includes:

A.       Furnish, Deliver, Install, Start and Operate the complete Patented
         Anaerobic BioFiltration System
B.       Process Monitoring System
C.       Site Work and Foundations
D.       All Piping and Valves
E.       Aerobic Polishing System and Clarifier
F.       Filter System
G.       Electrical
H.       Fencing
I.       Long Term Permanent Operation
J.       All Design, Engineering and Contingencies
K.       All Installation and Operational Cost

                                    ARTICLE V
                   INDEMNIFICATION AND INSURANCE REQUIREMENTS

Section 501. Indemnification. The Contractor shall indemnify and save harmless
St. Clair County Illinois, St. Clair Public Building Commission, SP Operations
and Management Services Company (SPMC), and their officers and employees from all suits, actions, or claims of any character brought because of any injuries or damage received or sustained by any person or persons, or property on account of the operations of the Contractor; on account of .or in consequence of any neglect in safeguarding the Services; or through use of unacceptable material in performing the Services; or because of any act of omission, neglect, or misconduct of said Contractor; or because of any claim or amounts arising 'or recovered under the "Worker's Compensation Act" or any other law, ordinance, order, or decree. These indemnities shall not be limited, by listings of any insurance coverage. This Agreement is not intended by any of the provisions of any part of the Agreement to create a public, or any member thereof, a third party beneficiary, or to authorize any one not a party to the Agreement to maintain a suit for personal injuries or property damage pursuant to the provision of the Agreement. The duties, obligations, and responsibilities of the parties to the Agreement with respect to third parties shall remain as imposed by law.

Section 502. Insurance. Insurance certificates listing St. Clair County
Illinois, St. Clair Public Building Commission, SP Operations and Management
Services Company and their officers, agents, and employees as additionally insured shall be supplied for the following insurance coverage:

Commercial General Liability: General Aggregate $2 million, Products _
Completed/Operations $2 million, Personal & Adv Injury $1 million, Each
Occurrence $1 million, Fire Damage $100,000, Medical Expenses $10,000;
Automobile Liability (Any Auto, Hired and Non_Hired Autos): Combined Single
Limit $2 million; Worker's Compensation and Employer's Liability: Each Accident
$500,000, Disease _ Policy Limit $500,000, Disease _ Each Employee $500,000;
Contractor's Pollution Liability Insurance $2 million.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

Section 601.  Notice. Except as herein otherwise expressly provided, all notices and invoices required to be given to County hereunder shall be in writing and shall be sent by certified mail, return receipt requested, to the Airport
Director, MidAmerica St. Louis Airport, 9768 Airport Blvd., Mascoutah, IL,
62258. All notices, demands, and requests by County to Contractor shall be sent by certified mail, return receipt requested addressed to BIFS Technologies
Corporation 2341 Porterlake Drive, Suite 101, Sarasota, FL, 34240. (Note:
Invoices need not be by certified mail).

The parties or either of them may designate in writing from time to time any changes in addresses or any addresses of substitute or supplementary persons in connection with said notices. The effective date of service of any such notice shall be the date such notice is mailed to Contractor or said Airport Director.

Section 602.  Conditions of Default. This Agreement shall be considered in default when Contractor fails to fulfill any of the conditions of this
Agreement.

Section 603.  Non_Discrimination and Affirmative Action Programs.

A.       Contractor hereto understands and agrees that County in operation and use of MidAmerica St. Louis Airport will not on the grounds of race, creed, color, religion, sex, national origin or ancestry, discriminate or permit discrimination against any person or group of persons in any manner prohibited by Part 21, Subtitle A of "Title 49 of the Code of
         Federal Regulations.

B.       Contractor agrees that in performing under this Agreement, neither he nor anyone under his control will permit discrimination against any employee, worker or applicant for employment because of race, creed, color, religion, sex, national origin or ancestry. Contractor will take affirmative action to insure that applicants are employed and that employees are treated fairly without regard to race, creed, color, religion, sex, national origin or ancestry. Such action must include, but shall not be limited to action to bar, employ, upgrade or recruit;
         expel, discharge, demote or transfer; layoff, terminate or create intolerable working conditions, rates of pay or other forms of compensation and selection for training including apprenticeship.

C.       Contractor will in all printed or circulated solicitations or other advertisement or publication of employees placed by or on behalf of
         Contractor state that all qualified applicants shall receive meaningful consideration for employment without regard to race, creed, color, religion, sex, national origin or ancestry. All advertisements or solicitations for applicants for employment must contain the phrase "An
         Equal Opportunity Employer". Contractor shall not make inquiry in connection with the prospective employment, which expresses directly or indirectly any limitation, specification or discrimination because of race, creed, color, religion, sex, national origin or ancestry.

D.       Contractor will permit reasonable access by County to such persons, reports and records as are necessary for the purpose of ascertaining compliance with fair employment practices.

E.       Contractor further agrees that these clauses (B through D) covering discrimination and equal opportunity practices in all matters of employment and training for employment will be incorporated by
         Contractor in all contracts or agreements he enters into with suppliers of materials or services, contractors and subcontractors, and all labor organizations, furnishing skilled, unskilled and craft union skilled labor, or who may perform any such labor or service in connection with this Agreement.

F.       Whenever Contractor is sued by a subcontractor, vendor, individual, group or association as a result of compliance with the clauses (A through E) of these provisions relating to fair employment practices,
         Contractor shall notify the PBC Counselor in writing of such suit or threatened suit within 10 days.

G.       Contractor assures that it will undertake an affirmative action program as required by 14 CFR, Part 152, Subpart E, to insure that no person shall on the grounds of race, creed, color, national origin, or sex be excluded from participating in any employment activities covered in 14
         CFR Part 152, Subpart E. Contractor assures that no person shall be excluded on these grounds from participating in or receiving the services or benefits of any program or activity covered by this subpart. Contractor assures that it will require that its covered sub_organizations provide assurance to the County that they similarly will undertake affirmative action programs and that they will require assurances from their suborganizations, as required by 14 CFR Part 152,
         Subpart E, to the same effect.

Section 604.  No Personal Liability. No County Board Member, Commissioner,
Director, officer, employee or other agent of either party shall be personally liable under or in connection with this Agreement.

Section 605.  Force Majeure. Neither County nor Contractor shall be deemed in violation of this Agreement, if it is prevented from performing any of the obligations hereunder by reason of strikes, boycotts, labor disputes, embargoes, shortage of material, acts of God, acts of the public enemy, act of superior government authority, weather conditions, riots, rebellion, or sabotage, or any other circumstances for which it is not responsible or which is not within its control.

Section 606.  Successors and Assigns. All of the terms, provisions, covenants, stipulations, conditions and considerations of this Agreement shall extend to and bind the legal representatives, successors, sublessees and assigns of the respective parties hereto.

Section 607.  Quiet Enjoyment. Subject to the provisions of the Agreement,
County covenants that Contractor on performing its covenants and other obligations hereunder, shall have quiet and peaceable possession of the
Premises.

Section 608.  Operation and Maintenance of Airport. County shall at all times operate the Airport properly and in a sound and economical manner; and County shall use reasonable effort to maintain, preserve and keep the same or cause the same to be maintained, preserved and kept, with the appurtenances in good repair, working order and condition, and shall from time to time use reasonable effort to make or cause to be made all necessary and proper repairs, replacements and renewals so that at all times the operation of the Airport may be properly and advantageously conducted in conformity with standards customarily followed by municipalities operating airports of like size and character.

Section 609.  Title to Site.  The Premises from the date hereof until the termination of this Agreement shall be owned in fee simple title by County or in such lesser estate as in the opinion of PBC Counselor is sufficient to permit the letting thereof by County as herein provided for the full term provided in this Agreement.

Section 610.  Agreements with the United States. This Agreement is subject and subordinate to the provisions of any agreements heretofore made between County and the United States, relative to the operation or maintenance of the Airport, the execution of which has been required as a condition precedent to the transfer of Federal rights or property to County for Airport purposes, or to the expenditure of Federal funds for the extension, expansion, or development of the
Airport, including the expenditure of Federal funds for the development of the
Airport in accordance with the provisions of the Airport and Airway Development
Act as it has been amended from time to time.

Section 611. Modifications for Granting FAA Funds. In the event that the Federal
Aviation Administration requires, as a condition precedent to granting of funds for the improvement of the Airport, modifications or changes to this document;
Contractor agrees to consent to such reasonable amendments, modifications, revisions, supplements, deletions of any of the terms, conditions, or requirements of this Agreement, as may be reasonably required to enable County to obtain said Federal Aviation Administration funds.

Section 612. Governing Law. This Agreement shall be deemed to have been made in, and be construed in accordance with the laws of the State of Illinois.

Section 613.  Headings.  The headings of the Articles and Sections of this
Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of any provisions of this
Agreement and shall not be construed to affect in any manner the terms and provisions hereof or the interpretation or construction thereof.

Section 614. Amendments. This Agreement may be amended from time to time by written agreement, duly authorized and executed by representatives of all the parties hereto.

Section 615.  Withholding Required Approvals. Whenever the approval of County, or the Airport Director, or of Contractor is required herein, no such approval shall be unreasonably requested or withheld. Whenever the approval of County is required, the approval must be in writing arid the approving official is the
Airport Director or the person duly designated to perform one or more of the
Airport Director's duties under this Agreement.

Section 616.  Waivers. No waiver of default by either party of any of the terms, covenants and conditions hereto to be performed, kept and observed by the other party shall be construed as, or operate as, a waiver of any subsequent default of any of the terms, covenants or conditions herein contained to be performed, kept and observed by the other party.

Section 617.  Invalid Provisions.  In the event any covenant, condition or provision herein contained is held to be invalid by a court of competent jurisdiction, the invalidity of any such covenant, condition or provision shall in no way affect any other covenant, condition or provision herein contained, provided the invalidity of any such covenant, condition or provision does not materially prejudice either County or Contractor in its respective rights and obligations contained in the valid covenants, conditions and provisions of this
Agreement.

Section 618. Americans with Disabilities Act (ADA). Contractor shall be responsible for compliance with the Federal ADA, plus any State laws and County
Ordinances pertaining to the disabled individual having access to Contractor's services.

Section 619.  Not a Lease.  This Agreement is not a lease and the right to use the Premises is entirely dependent upon the rights and privileges granted hereunder, and Contractor will in no instance be deemed to have acquired any possessory rights against County or the Premises or be deemed to be a tenant of
County.

Section 620. Advertising.  Contractor shall have no right to use the trademarks, symbols, trade names or name of the Airport or Premises, either directly or indirectly, in connection with any production, promotion service or publication without the prior written consent of the Airport Director.

Section 621.  Conflicts Between Tenants.  In the event of a conflict between
Contractor and any other tenant, licensee or Contractor, as to the respective rights of the others, the Airport Director shall review the applicable agreements and by reasonable interpretation thereof determine the rights of each party, and Contractor agrees to be bound by such decision. All determinations by the Airport Director are final.

Section 622.  Entire Agreement.  This Agreement, together with all exhibits attached hereto, constitutes the entire Agreement between the parties hereto and all other representations or statements heretofore made, verbal or written are merged herein and this Agreement may be amended only in writing and executed by duly authorized representatives of the parties hereto.

IN WITNESS WHEREOF, said parties have caused these presents to be duly executed by their proper officers thereunto authorized, and corporate seals affixed DATED this day of  11/17/00., 2000.

PUBLIC BUILDING COMMISSION
ST. LOUIS COUNTY, ILLINOIS
/s/ Richard Sauget
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By:  Richard Sauget, Chairman

ATTEST:
/s/ Bonnie Smith
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CONTRACTOR
/s/ Alpha Keyser
-----------------------------
By:
Title  President/CEO

ATTEST:

/s/ Thomas Cannon
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